UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2015

ARIAD Pharmaceuticals, Inc.
 (Exact name of registrant as specified in its charter)
Delaware	001-36172	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 494-0400

Not Applicable
 (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On April 28, 2015, ARIAD Pharmaceuticals, Inc. (“ARIAD” or the “Company”) entered into an Agreement (the “Settlement Agreement”) with Sarissa Capital Management LP, Sarissa Capital Domestic Fund LP, Sarissa Capital Offshore Master Fund LP, Sarissa Capital Fund GP LP and Sarissa Capital Offshore Fund GP LLC (collectively, the “Sarissa Group”) to settle the proxy contest pertaining to the election of directors to the Board of Directors of the Company (the “Board”) at ARIAD’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”).  This summary of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.
In addition, Harvey J.  Berger has decided to retire as Chairman, Chief Executive Officer and President of ARIAD, upon the appointment of his permanent successor or December 31, 2015, whichever is earlier.  Pursuant to the Settlement Agreement, the Company has also agreed to promptly commence a search for a new Chief Executive Officer (the “CEO Search”) and has formed a new committee of the Board chaired by Alex Denner of Sarissa Capital (the “CEO Search Committee”), which will work expeditiously to find a new Chief Executive Officer.  The other members of the CEO Search Committee are Norbert G. Riedel, Sarah J. Schlesinger and Wayne Wilson.
Pursuant to the Settlement Agreement, effective as of April 28, 2015, the Board appointed Anna Protopapas as a Class 2 director with a term expiring at ARIAD’s 2017 annual meeting of stockholders by filling an existing vacancy in such class.   The Sarissa Group has withdrawn its nomination of three candidates, which included Anna Protopapas, for election as directors of ARIAD at the 2015 Annual Meeting and its shareholder proposal for consideration at the 2015 Annual Meeting, and the Sarissa Group has agreed to immediately cease any efforts related to its own proxy solicitation.
The Sarissa Group has agreed to cause all voting securities of ARIAD beneficially owned by its members to be present for quorum purposes at the 2015 Annual Meeting and to be voted in favor of the directors nominated by the Board for election at the 2015 Annual Meeting. Under the terms of the Settlement Agreement, the Sarissa Group has agreed to certain other standstill limitations.
A copy of the press release issued by the Company announcing the entry into the Settlement Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 5.02 by reference.
On April 28, 2015, the Company entered into a retirement letter agreement with Harvey J. Berger, M.D. (the “Retirement Agreement”), pursuant to which Dr. Berger has agreed to retire as Chief Executive Officer and President of ARIAD and retire as a member and as Chairman of the Board of ARIAD, upon the appointment of his permanent successor or December 31, 2015, whichever is earlier.  This summary of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the Retirement Agreement, a copy of which is attached as Exhibit 10.2 and is incorporated herein by reference.
Pursuant to the Retirement Agreement, Dr. Berger will continue to receive his current cash compensation and participate in the Company’s employee benefit plans while he remains employed by the Company prior to his retirement.
Upon his retirement, Dr. Berger will receive the severance benefits described in his employment agreement with the Company that he would have been entitled to receive had his employment been terminated by the Company without cause or by him for good reason.  Following his retirement, Dr. Berger has agreed to serve as a special advisor to the Board and to the successor Chief Executive Officer of the Company until the date of the Company’s 2016 annual meeting of stockholders or earlier under certain circumstances.  Dr. Berger will continue to receive his annual base salary and participate in the Company’s employee benefit plans while he is employed as a special advisor.

In addition to other customary restrictive covenants, the Retirement Agreement prohibits Dr. Berger from competing with the Company or soliciting or hiring its employees during the period he remains employed as a special advisor and during the one-year period thereafter.
In connection with the Company’s 2014/2015 compensation cycle, the Board approved a grant of restricted stock units to Dr. Berger with respect to 345,000 shares of common stock, which will vest subject to Dr. Berger satisfying certain obligations under the Retirement Agreement.
A copy of the press release issued by the Company announcing the entry into the Retirement Agreement is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
Effective as of April 28, 2015, the Board appointed Anna Protopapas as a Class 2 director with a term expiring at ARIAD’s 2017 annual meeting of stockholders by filling an existing vacancy in such class.
Ms. Protopapas, 50, is the President, Chief Executive Officer and a member of the board of directors of Mersana Therapeutics, a privately held, pre-clinical stage company that is focused on an anti-body drug conjugates platform that can be applied to targets in various therapeutic areas.  From October 2010 to October 2014, Anna Protopapas served as a member of the Executive Committee of Takeda Pharmaceutical Co. and in various senior management positions at the company.  Specifically, from April 2013 to October 2014, she served as the President of Millennium Pharmaceuticals, where she was responsible for leading Takeda’s oncology business. Within that period, she also held the role of Executive VP of Global Business Development of Takeda where she was responsible for global acquisitions, partnering, licensing and venture investing.  From October 1997 to October 2010, Ms. Protopapas served in various positions at Millennium Pharmaceuticals as the Senior Vice President of Strategy and Business Development and a member of the Executive Committee, where she led the company’s business development initiatives.  Ms. Protopapas received a Bachelor in Science and Engineering from Princeton University, a Master in Chemical Engineering Practice from the Massachusetts Institute of Technology and a Master in Business Administration from Stanford Graduate School of Business.
Ms. Protopapas will receive the same compensation and indemnification as the Company’s other non-employee directors, as described in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 5, 2014, and as updated most recently effective as of January 1, 2014. Upon her initial appointment to the Board, Ms. Protopapas was granted stock options to purchase 75,000 shares of common stock. In addition, Ms. Protopapas will be entitled to receive annual cash compensation of $70,000, pro-rated for partial service this year and, at her election, payable in shares of common stock in lieu of cash, as well as annual equity grants on January 31 of each year consisting of stock options to purchase 25,000 shares of common stock and restricted stock units for 12,500 shares of common stock.
There are no transactions between Ms. Protopapas and the Company that would be reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	The following exhibits are filed with this report:

Exhibit No.	Description

10.1
Agreement, dated April 28, 2015, by and between ARIAD Pharmaceuticals, Inc., Sarissa Capital Management LP, Sarissa Capital Domestic Fund LP, Sarissa Capital Offshore Master Fund LP, Sarissa Capital Fund GP LP and Sarissa Capital Offshore Fund GP LLC.

10.2	Retirement Letter Agreement, dated April 28, 2015, by and between ARIAD Pharmaceuticals, Inc., and Harvey J. Berger, M.D.
99.1	Press Release of ARIAD Pharmaceuticals, Inc. issued on April 29, 2015.
99.2	Press Release of ARIAD Pharmaceuticals, Inc. issued on April 29, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ARIAD Pharmaceuticals, Inc.

Date: April 29, 2015	By:	/s/ Thomas J. DesRosier
Name: Thomas J. DesRosier
Title: Executive Vice President, Chief Legal and Administrative Officer

Exhibit Index

Exhibit No.	Description

10.1
Agreement, dated April 28, 2015, by and between ARIAD Pharmaceuticals, Inc., Sarissa Capital Management LP, Sarissa Capital Domestic Fund LP, Sarissa Capital Offshore Master Fund LP, Sarissa Capital Fund GP LP and Sarissa Capital Offshore Fund GP LLC.

10.2	Retirement Letter Agreement, dated April 28, 2015, by and between ARIAD Pharmaceuticals, Inc., and Harvey J. Berger, M.D.
99.1	Press Release of ARIAD Pharmaceuticals, Inc. issued on April 29, 2015.
99.2	Press Release of ARIAD Pharmaceuticals, Inc. issued on April 29, 2015.